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                       UGI UTILITIES INC. AND SUBSIDIARIES
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                  AND PREFERRED STOCK DIVIDENDS - EXHIBIT 12.2
                             (THOUSANDS OF DOLLARS)



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
                                                      Nine                                                   Nine
                                                     Months                                                 Months         Year
                                                     Ended              Year Ended September 30,            Ended         Ended
                                                    June 30,      -----------------------------------    September 30,  December 31,
                                                      1997          1996          1995          1994         1993          1992
                                                    --------      -------       -------       -------    -------------  ------------
EARNINGS:
Earnings before income taxes                        $67,599       $61,717       $39,759       $41,244       $28,009       $43,054
Interest expense                                     12,614        15,921        16,632        16,482        12,664        21,913
Amortization of debt discount and expense               129           173           206           187           147           250
Interest component of rental expense                  1,449         1,838         1,604         1,344           953         1,256
                                                    -------       -------       -------       -------       -------       -------
                                                    $81,791       $79,649       $58,201       $59,257       $41,773       $66,473
                                                    =======       =======       =======       =======       =======       =======


COMBINED FIXED CHARGES AND PREFERRED
      STOCK DIVIDENDS:
Interest expense                                    $12,614       $15,921       $16,632       $16,482       $12,664       $21,913
Amortization of debt discount and expense               129           173           206           187           147           250
Allowance for funds used during
      construction (capitalized interest)                63           107            65           136            87            57
Interest component of rental expense                  1,449         1,838         1,604         1,344           953         1,256
Preferred stock dividend requirements                 2,073         2,765         2,778         1,356         2,124         2,613
Adjustment required to state preferred stock
      dividend requirements on a pretax basis         1,270         1,685         1,164         1,018         1,589         1,846
                                                    -------       -------       -------       -------       -------       -------
                                                    $17,598       $22,489       $22,449       $20,523       $17,564       $27,935
                                                    =======       =======       =======       =======       =======       =======
Ratio of earnings to combined fixed charges
      and preferred stock dividends                    4.65          3.54          2.59          2.89          2.38          2.38
                                                    =======       =======       =======       =======       =======       =======
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